UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
-------------------------

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 5, 2011
(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

Regatta Office Park
Windward Three, 4th Floor
West Bay Road, P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
(Address of Principal Executive Offices)

(345) 945-4277
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2011, Consolidated Water Co. Ltd. (the “Company”) announced that it had entered into an employment agreement (the “Employment Agreement”) with John Tonner, pursuant to which Mr. Tonner will serve as the Chief Operating Officer of the Company, effective September 1, 2011.  Since 1998, Mr. Tonner, age 50, has been President and a Partner of Water Consultants International, a leading desalination consultancy, where he is responsible for global business development. Through his work in the desalination and water treatment industry since 1985, Mr. Tonner has broad practical and engineering experience involving all commercially viable desalination processes, and he frequently assesses the potential for new technologies to overcome the challenges limiting current processes. He regularly advises clients on how their processes, components, materials or technology can be applied to various regional and technological markets and the environmental challenges within the desalination industry. Positions held with clients include direct supervision with management responsibility and regional coordination of matrix and cross-border sales organizations. Mr. Tonner received a B.S. in Mechanical Engineering from the University of Paisley in 1985.

Under the terms of the Employment Agreement, Mr. Tonner is entitled to an annual base salary of $235,000 and an annual performance bonus equal to 25% of Mr. Tonner’s then current base salary if performance goals to be agreed upon by the Company’s Chief Executive Officer and Mr. Tonner are met.  The Board of Directors of the Company, may in its sole discretion, after taking into consideration the recommendations of the Company’s Chief Executive Officer, pay Mr. Tonner a bonus in excess of 25% of Mr. Tonner’s base salary.  The performance bonus must be paid entirely in cash.  Mr. Tonner also is entitled to a monthly automobile expense allowance of $850, subject to an annual $50 increase.  The Company also will pay for certain of Mr. Tonner’s relocation expenses.

As an incentive to enter in the Employment Agreement, on July 15, 2011 (the “Grant Date”), the Company granted Mr. Tonner a stock option (the “Option”) to purchase 18,000 ordinary shares of the Company at an exercise price of $9.11 per share.  The Option will vest as to 6,000 shares on the first anniversary of the Grant Date and will vest in tranches of 6,000 shares each on the second and third anniversary of the Grant Date. The Option expires with regard to 6,000 shares on each of the fourth, fifth and sixth anniversary of the Grant Date.

Mr. Tonner and the Company may terminate the Employment Agreement for any reason upon six month’s notice.  If the Company terminates the Employment Agreement upon six month’s notice, the Company will be obligated to pay Mr. Tonner a severance payment in accordance with the Cayman Islands Labour Law (the “Labour Law”) or an amount equal to one-half of his base salary on the expiration date, whichever is greater.

The Company also may terminate the Employment Agreement if Mr. Tonner (i) dies; (ii) is convicted of any felony; (iii) knowingly commits any act or omission that could reasonably be expected to result in material harm to the Company, or (iv) otherwise conducts himself in a manner that would justify immediate dismissal under the Labour Law. Under the Labour Law, an employee may be dismissed immediately if the employee: (i) commits a criminal offense in the course of his employment without the consent of the employer, (ii) behaves immorally in the course of his duties, (iii) is under the influence of a controlled drug or alcohol during the hours of his employment, or (iv) otherwise conducts himself in a manner as clearly to demonstrate that the employment relationship cannot reasonably be expected to continue.

If Mr. Tonner is unable to perform his duties due to physical or serious illness for 60 consecutive days, then Mr. Tonner’s salary will be reduced to $1,000 per year and his bonus entitlements will be suspended, but the Company will continue providing medical insurance for Mr. Tonner and his wife and minor children.  If such illness continues for a period of two years, the Employment Agreement will terminate.

All unvested options granted to Mr. Tonner will expire as of the date of notice of termination if the Company terminates the Employment Agreement because Mr. Tonner knowingly commits any act or omission that could be expected to result in material harm to the Company or otherwise conducts himself in a manner that would justify immediate dismissal under the Labour Law. Under the Labour Law, an employee may be dismissed immediately if the employee: (i) commits a criminal offense in the course of his employment without the consent of the employer, (ii) behaves immorally in the course of his duties, (iii) is under the influence of a controlled drug or alcohol during the hours of his employment, or (iv) otherwise conducts himself in a manner as clearly to demonstrate that the employment relationship cannot reasonably be expected to continue. Such unvested options will also expire if Mr. Tonner terminates the Employment Agreement upon six month’s written notice.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Engagement Agreement dated July 12, 2011 between the Company and John Tonner.

99.1	Press release issued by Consolidated Water Co. Ltd. on August 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By:	/s/ Frederick W. McTaggart
Name:	Frederick W. McTaggart
Title	President & CEO

Date: August 5, 2011